Exhibit 99.2

ClearSign Technologies Corporation Appoints David Maley to Board of Directors

Tulsa, OK, April 24, 2024 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy and operational efficiency, and safety while dramatically reducing emissions, today announces that David Maley has been appointed to its Board of Directors (the “Board”) to fill the independent director vacancy in the Board and to the Board’s Audit & Risk Committee.

David Maley brings forty years of broad investment experience with more than half of that period focused on micro-cap equity research and portfolio management. Mr. Maley currently serves as the Chief Investment Officer and Chief Compliance Officer of 1102 Partners, LLC, a family office and investment advisory firm founded by Mr. Maley in 2021. Prior to his current role, Mr. Maley served as a Senior Vice President at Ariel Investments, where he was Lead Portfolio Manager for the Ariel Micro-Cap Value Product fund and the Ariel Small-Cap Deep Value Product fund. During that time he was named a “Micro-Cap Superstar” in a 2014 Red Chip Review publication. Mr. Maley also took on management of the domestic trading team at Ariel Investments and chaired the Trade Oversight Committee during his tenure at Ariel Investments. Prior to Ariel Investments, Mr. Maley founded and ran Maple Hill Capital Management and served as a Vice President and Senior Portfolio Manager for ultra-high net worth clients at Harris Bank. Mr. Maley began his career in institutional equity sales at Goldman Sachs. He received an M.B.A from the University of Chicago Booth School Of Business and a B.B.A in finance from the University Of Notre Dame.

“I am very pleased to welcome Daivd Maley to ClearSign’s Board of Directors,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “I believe David will bring valuable experience and insight, in addition to adding his thoughtful and measured contributions to our Board deliberations. I look forward to working with him and the Board as we continue our commercial growth,” said Jim Deller, Ph.D.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™, and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com